EXHIBIT 11

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June  15, 2006

BlackRock Funds

Bellvue Park Corporate Center

100 Bellvue Parkway

Wilmington, DE 19809

Re:                               BlackRock Funds Registration Statement on Form N-14 for BlackRock High Yield Bond Portfolio

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Funds, a voluntary association with transferable shares organized and existing under and by virtue of the laws of The Commonwealth of Massachusetts (a “Massachusetts business trust”) (the “Trust”), on behalf of its series, BlackRock High Yield Bond Portfolio (the “Fund”), in connection with the preparation of the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “1933 Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration under the 1933 Act of  common shares of beneficial interest of the Fund, par value $0.001 per share (the “Shares”), to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement and Plan of Reorganization”) among the Trust, Master U.S. High Yield Trust and Merrill Lynch U.S. High Yield Fund, Inc.

This opinion is delivered in accordance with the requirements of Item 16 of Form N-14 under the 1933 Act.

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as filed with the Commission on May 3, 2006 and as it is proposed to be amended by Pre-Effective Amendment No. 1 to be filed on or about June 13, 2006, under the 1933 Act, (ii) the Declaration of Trust (the “Declaration of Trust”) and Code of Regulations of the Trust, each as amended to date, (iii) the resolutions adopted by the Board of Trustees of the Trust relating to the Agreement and Plan of Reorganization, the authorization and issuance of the Shares pursuant to the Agreement and Plan of Reorganization, the filing of the Registration Statement and any amendments or supplements thereto and related matters, (iv) a draft of the Agreement and Plan of Reorganization and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or other copies and the authenticity of the originals of such latter documents. As to any facts material to such opinion which were not independently established, we have relied on statements or representations of officers and other representatives of the Trust or others.

                Members of our firm are admitted to the bar in The Commonwealth of Massachusetts, and we do not express any opinion as to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts.

Pursuant to certain decisions of the Supreme Judicial Court of The Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations of a Massachusetts business trust.  Even if the Trust were held to be a partnership, however, the possibility of the holders of Shares incurring personal liability for financial losses of the Trust appears remote because (A) Section 9.5 of the Declaration of Trust contains an express disclaimer of liability for holders of shares of beneficial interest of the Trust, including the Shares, for the acts or obligations of the Trust, (B) Section 9.5 of the Declaration of Trust requires that a recitation of such disclaimer be included in every note, bond, contract, order or undertaking issued by or on behalf of the Trust or the trustees relating to the Trust or any class of such shares and (C) Section 9.6 of the Declaration of Trust provides that the Trust shall hold each holder of such shares harmless from, and shall indemnify such holder against, all loss and expense arising solely from being or having been a holder of such shares.

 Based upon and subject to the foregoing and to the statements set forth above with respect to the liability of shareholders of a Massachusetts business trust, we are of the opinion that when (i) the Registration Statement shall have become effective and (ii) the issuance of Shares by the Trust on behalf of the Fund pursuant to the Agreement and Plan of Reorganization (assuming such Agreement has been duly executed and delivered and is binding and enforceable upon the Trust) has been validly authorized and, assuming certificates therefor have been duly executed, countersigned, registered and delivered, or the shareholders’ accounts have been duly credited, and the Shares represented thereby have been fully paid for, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 11 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP